Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES APPOINTS KAREN FLEMING
PRESIDENT AND CHIEF MERCHANDISING OFFICER OF dd’s DISCOUNTS

Dublin, California, January 31, 2024 -- Ross Stores, Inc. (NASDAQ: ROST) announced today that Karen Fleming has been promoted to President and Chief Merchandising Officer, dd’s DISCOUNTS effective April 1, 2024. Ms. Fleming will report directly to Barbara Rentler, the Company’s Chief Executive Officer and be responsible for directing all aspects of merchandising at dd’s DISCOUNTS. Brian Morrow, current President and Chief Merchandising Officer of dd’s will transition to a consultant role upon Ms. Fleming’s promotion.

Ms. Fleming joined the dd’s buying organization in 2022, after almost 20 years of merchandise leadership roles in several businesses at Ross Dress for Less. Since September 2023, she served as Group Executive Vice President of Merchandising, dd’s.

Ms. Rentler said, “We are excited to have Karen lead the dd’s merchandising team. She is a respected executive who has made significant contributions to the growth of our Company during her tenure. I am confident that her deep knowledge of the off-price business will benefit the long-term growth of dd’s DISCOUNTS.”

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,765 locations in 43 states, the District of Columbia, and Guam as of October 28, 2023. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 347 dd’s DISCOUNTS® stores in 22 states as of October 28, 2023 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

2